Exhibit 1

AXIS JOINT VENTURE AGREEMENT

THIS AXIS JOINT VENTURE AGREEMENT (“Agreement”) is made as of the 22nd,day of April, 2010, (“Effective Date”) by and between AXIS TECHNOLOGIES GROUP, INC. (“ATG”) and AXIS TECHNOLOGIES, INC. (“AT” and collectively with ATG referred to as “AXIS”) and IRC – INTERSTATE REALTY CORPORATION (“IRC”), and is joined herein by DHAB, LLC for the limited purposes set forth herein, but not as a joint venture partner with AXIS or with IRC.

RECITALS:

A.
AXIS is an innovator in the field of fluorescent lighting ballasts, sometimes referred to as daylight harvesting ballasts (the “Ballasts”) and is engaged in the business of designing, marketing and selling the Ballasts.

B.
AXIS presently has insufficient funds available to it to accomplish the foregoing whether from equity or credit sources, and is looking for sources of short term and long term funding, as well as help in locating and marketing to customers for the Ballasts.

C.
AXIS has asked IRC for assistance locating additional operating funds for short term inventory acquisition needs, and for help locating longer term working capital funding in an amount of up to $6,000,000, which longer term funding could take the form of equity investment through the purchase of common or preferred stock in ATG, or an additional credit facility, or combination thereof.

D.	In return for IRC’s assistance, AXIS is willing to commit to sell or transfer up to a 2/3 controlling interest in AXIS to DHAB in return for said longer term operating capital or funding.

E.	AXIS and IRC have determined it is in their mutual best interests to enter into this Agreement to memoralize the foregoing and the obligations of both parties in regards thereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, unless the context otherwise requires, the following terms shall have the meanings set forth below:

“Agreement” shall mean this Joint Venture Agreement for AXIS Joint Venture, as amended or restated from time to time.

“ATG Stock” shall mean common stock of ATG.

“AXIS Contributed Inventory” means that part of the IRC Inventory already owned by AXIS as of the date hereof consisting of approximately 9500 Units which AXIS is contributing to the Joint Venture to fill the first Purchase Order described in Section 3.3.1 hereof.

 “AXIS Notes” shall mean those certain promissory notes of even date executed by AXIS to evidence the obligations of AXIS to repay to IRC the sums advanced upon IRC’s applications under the Letters of Credit, as well as other obligations of AXIS to IRC as described herein.

“Customer” shall mean a Person submitting a Purchase Order to AXIS for IRC Inventory which has been approved by IRC.

“DHAB” shall mean DHAB, LLC, a Tennessee limited liability company.

“DHAB Purchase Money Note” means that certain promissory note of even date in the principal amount of $6,000,000 executed by DHAB to the order of AXIS due and payable on such terms as are set forth therein.

“DHAB Stock Pledge Agreement” means that certain stock pledge agreement of even date executed by DHAB as pledgor pledging to AXIS as secured party the 163,192,720 shares of ATG Stock sold to DHAB, and containing such terms and conditions as shall be mutually agreed upon between DHAB and AXIS.

“Direct Pay Letter of Credit” shall mean a letter of credit issued by a financial institution chosen by IRC providing for the direct payment to a Manufacturer of the cost of IRC Inventory.

“Gemini” shall mean Gemini Strategies, LLC, as collateral agent for the lenders currently providing Inventory financing for AXIS.

“Inventory” shall mean all goods consisting of inventory under the UCC.

“IRC Collateral” shall mean the IRC Inventory, the accounts receivable of AXIS created by the sale of the IRC Inventory , and all other personal property of AXIS described in the IRC Security Agreement.

“IRC Inventory” shall mean the AXIS Contributed Inventory, as well as all Inventory purchased or paid for by AXIS using a source of funds provided by IRC, directly, such as by loan to AXIS, or indirectly, such as by letter of credit issued upon the application of IRC which is drawn upon to pay for IRC Inventory ordered by AXIS.

“IRC Security Agreement” shall mean that certain Security Agreement of even date herewith signed by AXIS granting to IRC a security interest in the IRC Collateral to secure the obligations of AXIS to IRC described therein.

“IRC Transaction” shall mean the execution of this Agreement, the issuance of the Letters of Credit, the contribution  of the IRC Inventory by AXIS,  and the purchase of additional inventory using funds provided by IRC,  and the closing of the sales of IRC Inventory to Customers, and all matters ancillary and relating thereto.

“Joint Venture” shall mean the joint venture or partnership formed under this Agreement.

“Letters of Credit” shall mean all Direct Pay Letters of Credit and Standby Letters of Credit.

“Magna Account” shall mean that certain deposit account maintained by AXIS with Magna Bank, into which account all monies paid by Customers for IRC Inventory shall be directly deposited.

“Magna Bank” shall mean Magna Bank, FSB, located in Memphis, Tennessee.

“Manufacturer” shall mean any Person manufacturing IRC Inventory at the request of AXIS.

“Partner” shall mean AXIS and IRC as joint venture partners.

“Person” shall mean any natural person, corporation, partnership, limited liability company or other legal entity capable of contracting in its own name.

“Purchase Order” shall mean a contract or order submitted by a Customer to AXIS for the purchase of IRC Inventory.

“Standby Letter of Credit” shall mean any letter of credit issued by a financial institution chosen by IRC providing for the payment to a Customer of the cost of repurchase of any IRC Inventory not sold by such Customer within a period of time specified in the Standby Letter of Credit.

“State” shall mean the State of Tennessee.

“UCC” shall mean the Uniform Commercial Code as adopted by the State.

“Unit” shall mean a single Ballast.

ARTICLE II

FORMATION, NAME, ETC.

Section 2.1     Formation.  The Joint Venture is hereby formed as a Tennessee joint venture or general partnership effective as of the Effective Date upon the terms and conditions in this Agreement.

Section 2.2     Name.  The name of the Joint Venture is AXIS Joint Venture.  All business of the Joint Venture shall be conducted under that name or under any other name adopted by the Partners.

Section 2.3     Principal Place of Business.  The principal place of business of the Joint Venture within the State of Tennessee shall be 2620 Thousand Oaks Boulevard, Suite 4000, Memphis, TN 38118.  The Joint Venture may have such other places of business and registered office as the Partners shall, from time to time, deem advisable.

Section 2.4     Term.  The Joint Venture shall commence on the Effective Date and shall continue until terminated under this Agreement.

ARTICLE III

BUSINESS OF JOINT VENTURE; OBLIGATIONS; INVENTORY FUNDING

Section 3.1     Permitted Business.  The business of the Joint Venture shall be to facilitate, and make funds available for, the acquisition by AXIS of IRC Inventory, and to sell such IRC Inventory to Customers of AXIS, and all activities necessary, convenient or incident to the foregoing purpose.

Section 3.2     Limitation.  The Joint Venture may engage in the specific activities set forth in Section 3.1 and any and all other lawful business activities whatsoever conducive to or expedient for the furtherance of such purposes or objectives, and the Joint Venture may exercise all powers necessary to, connected with, or incident to the accomplishment of such business purposes. The Joint Venture shall not engage in any other trade or business, or engage in any unrelated trade or business activity, and no Partner shall have any authority to hold himself out as a general agent of another Partner in this or any other business or activity.

Section 3.3     AXIS Obligations.

3.3.1     First Purchase Order.  As soon as possible after the Effective Date, AXIS shall obtain a Purchase Order from a Customer (assumed to be Consolidated Electrical Distributors, Inc.) for the purchase of 12,000 Units of IRC Inventory from AXIS at a price of at least $39 per Unit, for a total purchase price of at least $468,000.  After payment to a Manufacturer (assumed to be Duropower, Inc.) is made or arranged by IRC for the balance of the cost of the AXIS Contributed Inventory composing part of the said IRC Inventory (expected to be $24,180.20), AXIS shall cause such IRC Inventory to be delivered to the Customer by a shipper acceptable to IRC (ABF Freight Systems, Inc. is acceptable to IRC) and shall cause payment from the Customer to be made directly to the Magna Account.  AXIS acknowledges the purchase of the aforesaid IRC Inventory by AXIS from a Manufacturer will be provided or arranged by IRC, whether through direct payment to such Manufacturer or loan to AXIS, or through a Direct Pay Letter of Credit obtained by IRC.  Upon the execution of this Agreement, AXIS shall execute such documentation as is necessary to confirm the obligation of AXIS to repay IRC for the cost of said IRC Inventory, should the resale of the IRC Inventory to a Customer not occur, or should yield insufficient sales proceeds to repay IRC, as well as the obligation to repay any expenses advanced by IRC.  Such documentation shall include, without limitation, a promissory note, security agreement and UCC-1 financing statements.  AXIS shall cause the Customer to issue reports at least monthly on how much of the IRC Inventory has been resold by the Customer.

3.3.2     Sale of AXIS Stock to DHAB.  Upon the execution of this Agreement, AXIS shall issue or cause to be issued 163,192,720 shares of ATG Stock to DHAB in return for the execution by DHAB of the DHAB Purchase Money Note, as well as the DHAB Stock Pledge Agreement pledging the ATG Stock as collateral for said note and appropriate stock power.

IRC has advised AXIS that IRC intends to invest in DHAB and to be a member thereof.  AXIS acknowledges, understands and agrees that the issuance of the shares of ATG Stock as aforesaid, is an important and essential condition of IRC’s willingness and agreement to assist in obtaining the funding for the purchase by AXIS of the IRC Inventory necessary to fill the Purchase Orders obtained by AXIS For the sale of the IRC Inventory to the Customers placing such Purchase Orders.  IRC would not enter into this Agreement, and provide the funding for the purchase of the IRC Inventory, were it not for such commitment on the part of AXIS to issue the new shares of ATG Stock to DHAB.

AXIS shall agree in the DHAB Stock Pledge Agreement to release to DHAB from time to time, but at least on a quarterly basis, or as otherwise requested by DHAB, such shares of ATG Stock as have been either paid for through payments on the DHAB Purchase Money Note (based on a prorated basis according to how much of the DHAB Purchase Money Note has been paid using 4 cents per share as the release price), or have been earned through performance by DHAB or its principals in efforts to market AXIS products and grow the customer base of AXIS resulting in a reduction of the indebtedness owing under the DHAB Purchase Money Note.  AXIS agrees to work in good faith with DHAB to mutually agree promptly after the execution of this Agreement upon a method of calculating how much of the ATG Stock sold to DHAB will be released from the DHAB Stock Pledge Agreement, and how much of the indebtedness evidenced by the DHAB Purchase Money Note shall be satisfied, as a result of such performance by DHAB.

3.3.3     Second Purchase Order.  As soon as possible after the Effective Date, AXIS shall obtain a second Purchase Order from a Customer for the purchase of 12,000 Units of IRC Inventory at a price of at least $492,000.  After payment is made or arranged by IRC in the same manner as with the first Purchase Order, AXIS shall cause such IRC Inventory to be delivered to the Customer by a shipper acceptable to IRC (ABF Freight Systems, Inc. is acceptable to IRC) and direct payment from the Customer directly to the Magna Account.  Upon the execution of this Agreement, AXIS shall also execute similar documentation to that required by 3.3.1 to confirm the repayment obligation of AXIS to IRC.

Other than as provided herein in Section 3.3.7 hereof, and as presently agreed to with Gemini Strategies, LLC, in existing loan documents, AXIS agrees not to issue, or agree to issue, any additional shares of ATG Stock prior to July 20, 2010.

3.3.4     Gemini Consent and Subordination.  In order for IRC to be able to provide or arrange funding for the purchase by AXIS of the IRC Inventory, prior to any funding provided or arranged by IRC, AXIS shall obtain from Gemini its consent to the IRC Inventory funding arrangement and a UCC-3 subordination of its existing lien perfected by certain UCC-1 financing statements encumbering the Inventory that will become the IRC Inventory, as well as accounts, general intangibles, proceeds and other personalty relating to the IRC Inventory.

3.3.5     Repayment of IRC; Expenses and IRC Fee.  As sufficient proceeds are received in the Magna Account, IRC shall be promptly repaid for all sums provided, advanced or paid by IRC for purchase of the IRC Inventory, as well as for all reasonable costs and expenses advanced by IRC to AXIS, or paid or incurred by IRC to third parties to the date of disbursement in connection therewith, such expenses including, without limitation, engineering, travel, attorneys’ and accountants’ fees, all such payments when made to IRC to be applied in such order as IRC shall determine.  In addition, as soon as sufficient funds are available IRC shall be promptly paid from the Magna Account (or directly by AXIS if there are insufficient funds in the Magna Account) all remaining sums advanced or provided by IRC, as well as a fee of $50,000 for providing or arranging the IRC Inventory purchase, such fee to be payable on demand after the funding has been provided or arranged by IRC for both the first and second Purchase Orders, and either Customers have paid for all the IRC Inventory, or accounts have been sold to a factor or other purchaser, or combination of the above.

3.3.6     Operation of Magna Account.  AXIS shall direct all Customers to send their payments directly to the Magna Account.  If any payments are sent directly to AXIS instead of the Magna Account, AXIS shall immediately deliver any funds or checks so received to Magna Bank for deposit in the Magna Account.  The Magna Account shall be established requiring signatures from both AXIS and IRC in order to withdraw funds, unless AXIS and IRC otherwise mutually agree.  IRC acknowledges that AXIS will require frequent access to the Magna Account and agrees to cooperate in good faith with AXIS to facilitate such access in a reasonable manner.  Funds in the Magna Account shall be available for disbursement to AXIS from time to time according to a budget mutually approved by IRC and AXIS, as such budget may be modified or amended from time to time by mutual agreement of the parties.  Once IRC has been repaid for all sums due hereunder, and the Letters of Credit have all been terminated, cancelled and released, the Magna Account shall be solely controlled by AXIS.

IRC acknowledges and agrees that, prior to IRC having been paid in full all sums due to be paid to IRC hereunder, 10% of the proceeds received from the sale of IRC Inventory deposited in the Magna Account may be used by AXIS to pay to Gemini at such time and in such manner as may be agreed upon between AXIS and Gemini.

3.3.7     Additional Working Capital; Preferred Stock Issue.  At the next Shareholder’s meeting the shareholders shall vote on whether or not to retire the note (its debt to DHAB) with the issuance of a second class of no par value stock issued to DHAB.  This second class of stock shall be paid a coupon of 8% per annum on the actual capital raised if less than $6,000,000, to be paid quarterly. DHAB commits to vote in favor of retiring the note.

The purpose of this second class of stock shall be to hold a collateral interest in the assets of AXIS.  This second class of stock shall not vote or participate in any financial upside available to other classes of stock and may not be redeemed for more than the actual capital raised plus any accrued dividends.  Any proceeds realized by the sale of the collateral in excess of the actual capital raised plus any accrued dividends shall inure to the benefit of all other classes of stock.

Section 3.4     IRC Obligations.

3.4.1     First Purchase Order; Letters of Credit.  Once AXIS obtains the first Purchase Order from a Customer for the purchase of 12,000 Units of IRC Inventory at a price of at least $39 per Unit for a total purchase price of at least $468,000, IRC shall obtain a Standby Letter of Credit for said sum from a financial institution of its choosing (intended to be Magna Bank) for the benefit of said Customer.  In addition, IRC shall obtain a Direct Pay Letter of Credit to cover the purchase price of the AXIS Contributed Inventory composing part of the IRC Inventory necessary to fill the Purchase Order from said Customer (not to exceed $24,180.20).  When the IRC Inventory has been shipped to said Customer by AXIS, the Standby Letter of Credit for $468,000 shall also be delivered to said Customer in such manner as shall be determined by IRC, as to the exact timing and coordination with the delivery of said Standby Letter of Credit and receipt of payment from said Customer for the IRC Inventory.

3.4.2     Second Purchase Order; Letter of Credit.  Once AXIS has obtained a second Purchase Order from a Customer for the purchase of 12,000 Units of IRC Inventory at a price of at least $492,000, IRC shall arrange a Direct Pay Letter of Credit in the maximum amount of $120,000 to be issued to the Manufacturer of said IRC Inventory.  IRC shall arrange another Direct Pay Letter of Credit in the maximum amount of $120,000 to be issued to said Manufacturer for the balance of the IRC Inventory order at such time as is agreed upon between IRC, AXIS and said Manufacturer.  Once the IRC Inventory is shipped by a Manufacturer and necessary confirmation of such shipping with a company acceptable to IRC has been received by IRC, the Direct Pay Letters of Credit shall be drawn upon in accordance with the terms thereof and payment made to the Manufacturer.

3.4.3     Repayment of IRC; Expenses and IRC Fee.  IRC shall provide up to the maximum sum of $45,819.80 for reasonable expenses of AXIS or IRC consisting of engineering and other items approved by IRC. IRC shall be reimbursed for any sums expended by IRC for such expenses once demand for repayment is made by IRC.  IRC agrees to perform the services set forth herein, and arrange or provide the funds necessary to purchase the IRC Inventory in return for reimbursement by AXIS of the costs of the IRC Inventory as set forth in 3.3.5 above, all reasonable expenses incurred by IRC in connection therewith, including, without limitation, engineering, travel, legal and accounting fees, and a fee of $50,000 to be paid to IRC once the Customers to whom the IRC Inventory has been sold have sent their purchase price to the Magna Account, or in the alternative, once all such accounts have either been paid or have been factored or sold by AXIS, and the monies have been received by AXIS or in the Magna Account.  Notwithstanding the foregoing, AXIS acknowledges that certain monies have been heretofore contributed or spent by Kevin Adams and that he shall be reimbursed either by IRC, who shall then be reimbursed by AXIS from the Magna Account, or by AXIS directly if there are insufficient funds in the Magna Account to do so.

3.4.4     Additional Working Capital; Common Stock Issue.  In addition to the short term inventory funding needs provided by IRC, IRC also agrees to assist, or to allow a principal of IRC to assist, without any guarantee of success, DHAB in raising up to $6,000,000 of additional funding for the future working capital needs of AXIS and other purposes as described below.  In consideration of AXIS’ agreement to issue 163,192,720 shares of ATG Stock to DHAB, IRC has agreed to provide or arrange the funding for the IRC Inventory as aforesaid, and to assist DHAB in efforts to obtain additional working capital funding, and DHAB has agreed to execute the DHAB Purchase Money Note and DHAB Stock Pledge Agreement.

Once raised and ready for disbursement, the additional funds will be disbursed as follows: (a) such sum as is necessary to pay off or purchase the indebtedness of AXIS to Gemini, at which time if purchased by DHAB Gemini will transfer all its right, title and interest, as well as all collateral, to DHAB; and (b) the balance into Axis’s operating account at Magna Bank  If not previously extended, DHAB agrees to modify the note to reflect a maturity date of April 12, 2015, or such other date as may be mutually agreed upon.

AXIS understands and acknowledges that IRC is not a guarantor of success in being able to assist DHAB in its efforts to raise the additional funding for the purposes set forth above, but will assist or allow its CEO Kevin Adams to assist in such efforts.

3.5 Conditions to IRC Transaction.

All obligations of the parties hereto to close the IRC Transaction and perform their respective obligations hereunder, as and when required, are expressly conditioned on the fulfillment and satisfaction of the following conditions at such time and in such order as is either required herein or otherwise mutually acceptable to the parties hereto:

1.	The due execution and performance of this Agreement and all other documents required hereunder by all parties hereto including, without limitation, the IRC Security Agreement and the AXIS Notes.
2.	The applications by IRC for and issuance of the Letters of Credit.
3.
The execution by AXIS of, and repayment of the obligations evidenced by, the promissory notes and collateral documents evidencing and securing AXIS’ obligation to pay to IRC all sums provided by, or otherwise due to, IRC in connection herewith.

4.	The issuance to DHAB of 163,192,720 shares of ATG Stock and execution by DHAB of the DHAB Purchase Money Note and DHAB Stock Pledge Agreement.
5.	The amendment by Gemini of its UCC-1 financing statements releasing its lien on the IRC Collateral.
6.	Such other documents and things as are either required hereunder, or as are reasonably required by any party hereto to properly close and consummate the provisions of this Agreement.
7.	There is no default by either party hereunder, and all obligations and covenants have been complied with in all material respects as of the date any performance by either party is required hereunder.

Notwithstanding anything herein to the contrary, it is understood and agreed that the obligation of IRC to perform its obligations hereunder shall be terminated at IRC’s option upon the failure of any condition herein, or AXIS’ default in the performance of any of its obligations hereunder, which default or failure continues to exist after the expiration of two (2) weeks after notice from IRC to AXIS of such default or failure of condition.

ARTICLE IV

ACCOUNTING, RECORDS AND REPORTS

Proper and complete books and records of account shall be kept by the Joint Venture and shall, at all times, be maintained at the principal office of the Joint Venture.  All such books and records shall be subject to inspection and copying by the Partners, or their agent or attorney.  Each Partner shall have access to true and full information regarding the status of the Joint Venture’s business and financial condition, and shall render, on demand, true and full information of all things affecting the Joint Venture to any other Partner.

ARTICLE V

AUTHORITY, MEETINGS OF PARTNERS

Section 5.1     Authority of Partners.  Each Partner shall have the responsibilities set forth herein and may only exercise such powers and do such lawful acts and things as are incidental, necessary or appropriate in the implementation and completion of each such Partner’s responsibilities hereunder.  Except as otherwise specifically provided, the Partners shall not have authority to bind the Joint Venture, and agree not to take any action to bind the Joint Venture.

Section 5.2     Meetings.  Meetings of the Partners may be called by any Partner by signing, dating, and delivering to the other Partner written notice or demand for a meeting describing the purpose or purposes for which it is to be held.  Meetings may be held in or out of the State of Tennessee at such place and time as the Partners may mutually agree, and may take place by telephone.

Section 5.3     Notice of Meetings.  Unless otherwise mutually agreed, written notice of the date, time, and place of each meeting and, a statement of the purpose or purposes of the meeting, shall be given to each Partner not less than two (2) days nor more than thirty (30) days before the meeting date.  Notice shall be in writing and delivered by mail or private carrier.  If mailed, written notice to the Partners shall be effective when mailed, if mailed postpaid and correctly addressed to the Partner’s address shown in the Joint Venture’s current record of Partners.  If not mailed, written notice shall be effective when received. If a meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time, or place if the new date, time, or place is announced at the time of adjournment.

Section 5.4     Actions Without A Meeting.  Any action required or permitted to be taken by the Partners may be taken without a meeting by written consent signed by Partners with voting power equal to the voting power that would be required to take the same action at a meeting of the Partners at which all Partners are present.  The action must be evidenced by one (1) or more instruments evidencing the waiver and consent.  All instruments may be signed in counterparts.

Section 5.5     Waiver of Notice.  A Partner may waive any notice of a meeting required by this Agreement.  A waiver of notice by a Partner is effective, whether given before or after a meeting, if the notice is in writing.  A Partner’s attendance at a meeting is a waiver of notice of that meeting, unless the Partner objects at the beginning of the meeting (or promptly upon his arrival) to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.  The Secretary shall note the objection in the minutes of the meeting.  Unless otherwise determined by the Partners, the record date for determining Partners entitled to vote shall be the date of notice of a meeting.

ARTICLE VI

DISSOLUTION AND WINDING UP

The Joint Venture shall be dissolved and its affairs wound up, upon the first to occur of the following events (which, unless the Partners agree to continue the business, shall constitute Dissolution Events):

(a)     the written consent of the Partners;

(b)     the sale of all of the IRC Inventory and distribution to the Partners of the proceeds of such sale in the manner set forth herein;

(c)     the occurrence of any event that causes there to be only one (1) Partner; or

(d)     the occurrence of any event which makes it impossible or unlawful to carry on the business of the Joint Venture.

The Partners hereby agree that, notwithstanding any provision of the Act, the Joint Venture shall not dissolve prior to the occurrence of a Dissolution Event.  If it is determined, by a court of competent jurisdiction, that the Joint Venture has dissolved prior to the occurrence of a Dissolution Event, the Partners hereby agree to continue the business of the Joint Venture without a winding up or liquidation. Upon the occurrence of a Dissolution Event, the Joint Venture shall cease carrying on the Joint Venture business, except insofar as may be necessary for the winding up of its business, but the Joint Venture is not terminated, and continues until the winding up of the affairs of the Joint Venture is completed.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1     Notice

(a)     All notices, demands, requests and other communications required or permitted to be given by any provision of this Agreement shall be in writing (the term “writing” shall include facsimile, electronic mail or other electronic transmission) and sent by (i) first class, regular, registered or certified mail; (ii) commercial delivery service; (iii) air or other overnight delivery service; (iv) facsimile, electronic mail or other electronic transmission; or (v) hand delivery, to the party to be notified addressed as follows:

If to AXIS:	Axis Technologies, Inc. Axis Technologies Group, Inc. 2055 South Folsom Street Lincoln, NE 68522

William H Bethell 211 Pine Street Massapequa Park, NY 11762

If to IRC:	IRC – Interstate Realty Corporation 2620 Thousand Oaks Boulevard, Suite 4000 Memphis, TN 38118 Attn: J. Kevin Adams

(b)     Any such notice, demand, request or communication shall be deemed to have been given and received for all purposes under this Agreement:  (i) three (3) business days after the same is deposited in any official depository or receptacle of the United States Postal Service first class certified mail, return receipt requested, postage prepaid; (ii) on the next business day after the same is deposited with a nationally recognized overnight delivery service that guarantees overnight delivery; (iii) on the date of confirmed transmission when delivered by facsimile, electronic mail or other electronic transmission; and (iv) on the date of actual delivery to such party by any other means; provided, however, if the day such notice, demand, request or communication shall be deemed to have been given and received as aforesaid is not a business day (or if delivery is made after 5:00 p.m. (recipient’s local time) on any business day), such notice, demand, request or communication shall be deemed to have been given and received on the next business day.

(c)     Any party to this Agreement may change such party’s address for the purpose of notice, demands, requests and communications required or permitted under this Agreement by providing written notice of such change of address to all of the parties by written notice as provided herein.

Section 7.2     Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

Section 7.3     Written Agreement Required.  This Agreement, any and all amendments hereto and any restated agreement of the Joint Venture shall be in writing, and all provisions of any such agreement shall be set forth in a single integrated document.  For purposes of this provision, a document and all duly adopted amendments thereto shall be deemed to constitute a “single integrated document.”

Section 7.4     Construction.  Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner.

Section 7.5     Time.  Time is of the essence with respect to this Agreement.

Section 7.6     Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

Section 7.7     Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal, invalid or unenforceable for any reason whatsoever, such illegality or invalidity shall not affect the validity, legality or unenforceability of the remainder of this Agreement which shall be modified as needed to effectuate the intent of the parties expressed herein.

Section 7.8     Additional Assurances.  Each Partner, upon the request of the other Partners, agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

Section 7.9     Governing Law.  This Agreement shall be governed in all respects, including validity, interpretation and effect by, and shall be enforceable in accordance with the internal laws of the State of Tennessee, without regard to conflicts of laws principles.

Section 7.10     Counterpart Execution.  This Agreement may be executed in multiple counterparts, each one of which shall be deemed an original, but all of which shall be considered together as one and the same instrument.  Further, in making proof of this Agreement, it shall not be necessary to produce or account for more than one (1) such counterpart.  Execution by a party of a signature page hereto shall constitute due execution and shall create a valid, binding obligation of the party so signing, and it shall not be necessary or required that the signatures of all parties appear on a single signature page hereto.

Section 7.11     Electronic Transmission.  Delivery of an executed counterpart of this Agreement  or any other document, instrument notice, or communication required or permitted to be delivered pursuant to this Agreement (or executed signature pages to this Agreement or such other document, instrument notice, or communication required or permitted to be delivered pursuant to this Agreement) may be made by facsimile or other electronic transmission.  Any such counterpart or signature pages sent by facsimile or other electronic transmission shall be deemed to be written and signed originals for all purposes, and copies of this Agreement or any other document, instrument notice, or communication required or permitted to be delivered pursuant to this Agreement containing one or more signature pages that have been delivered by facsimile or other electronic transmission shall constitute enforceable original documents.  As used in this Agreement, the term “electronic transmission” means and refers to any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient of the communication, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 7.12     Specific Performance.  A Partner shall be entitled to obtain (i) injunctive relief against threatened conduct that will cause the Joint Venture or such Partner loss or damage, (ii) specific performance to enforce the provisions hereof, in each case under the usual rules of law and equity, including without limitation the applicable rules for obtaining specific performance, restraining orders, and preliminary and permanent injunctions.

Section 7.13     Arbitration.  Subject to Section 7.12 above, any controversy, claim, or dispute arising out of or relating to this Agreement, including any alleged breach or threatened breach of the provisions contained in this Agreement shall, upon demand of a party to the controversy, claim, or dispute, be resolved by arbitration held in Memphis, Tennessee, and administered by the American Arbitration Association or any successor organization (the “AAA”) in accordance with the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, pursuant to the Federal Arbitration Act, 9 U.S.C. 1 et seq.  An award rendered in any such proceeding shall be final, binding, and non-appealable, and judgment thereon may be entered in any court having competent jurisdiction.  The parties shall hold an initial meeting within thirty (30) days from receipt of notice from the requesting party of a request for arbitration.  Unless otherwise agreed in writing, the parties will jointly appoint a mutually acceptable arbitrator not affiliated with either party.  If the parties are unable to agree upon such appointment within thirty (30) days of the initial meeting, the parties shall obtain an odd numbered list of not less than five (5) potential arbitrators from the Circuit Court of Tennessee for the Thirtieth Judicial District at Memphis or the United States District Court for the Western District of Tennessee in Memphis, Tennessee.  Each party shall alternatively strike a single name from the list until only one name remains, with such person to be the arbitrator.  The party requesting the arbitration shall strike the first name.  Each party shall pay one-half (½) of the costs related to the arbitration, unless the arbitrator’s decision provides otherwise.  Each party shall bear its own costs to prepare for and participate in the arbitration.  Each party shall produce at the request of the other party, at least thirty (30) days in advance of the hearing, all documents to be submitted at the hearing and such other documents as are relevant to the issues or likely to lead to relevant information.  Subject to the limitations contained in this Agreement, the arbitrator may grant any remedy or relief they deem just and equitable, including any provisional and injunctive remedies available at law or in equity (in which case the party receiving such relief may apply to the court of competent jurisdiction for enforcement of such provisional or injunctive order, without prejudice to the continued arbitration of the matter); provided, however, upon the demand of any party to the controversy, claim, or dispute, the AAA may appoint a single “provisional relief” arbitrator on an expedited basis to consider any request for, and grant, such provisional or injunctive remedy; and provided further, the arbitrator shall award reasonable attorneys’ fees and expenses to the prevailing party.  The arbitrator shall resolve all disputes in accordance with the applicable laws of the State of Tennessee and supported by substantial evidence in the record; and the failure to apply the applicable laws of the State of Tennessee or entry of a decision that is not based on substantial evidence in the record shall be grounds for modifying or vacating an arbitration decision.  The arbitrator will be knowledgeable in the subject matter of the dispute.  The arbitrators will make specific, written findings of fact and conclusions of law.  The arbitrators’ findings of fact will be binding on all parties and will not be subject to further review.

SECTION 7.14     ADVICE OF COUNSEL. EACH PERSON SIGNING THIS AGREEMENT:

(a)     understands that this Agreement contains legally binding provisions;

(b)     is advised, and has had the opportunity, to consult with that Person’s own attorney;

(c)     has either consulted with the Person’s own attorney or consciously decided not to consult with the Person’s own attorney; and

(d)     has had the reasonable opportunity to seek the advice of and consult with its own independent legal counsel in connection this Agreement and the transactions contemplated herein and have either consulted with and obtained the advice of independent legal counsel or made the conscious decision not to consult with its own legal counsel.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have set their hand to be effective as of the date first above set forth.

Axis Technologies Group, Inc.

By:	/s/ Kip Hirschbach
Name: Kip Hirschbach Title: CEO

Axis Technologies, Inc.

By:	/s/ Jim Erickson
Name: Jim Erickson Title: President

IRC – Interstate Realty Corporation

By:	/s/ J. Kevin Adams
Name: J. Kevin Adams Title: CEO

DHAB, LLC

By:	/s/ J. Kevin Adams
Name: J. Kevin Adams Title: CEO